Sanken Electric and Vicor to Bring Thin, Efficient Power System to Consumer Markets

ANDOVER, MA -- 06/12/2008 -- Vicor Corporation (NASDAQ: VICR) announced today that Sanken Electric Co. (TSE: 6707) and Vicor have entered into a non-exclusive license agreement to commercialize Vicor's V-I Chip technology for consumer markets, including the flat-panel television market. Under the terms of the agreement, Sanken will design, manufacture, and market products based on Vicor's V-I Chip technology. Sanken, Polar Semiconductor, Inc. (PSI) (a Sanken subsidiary), Vicor, V-I Chip Corporation (a Vicor subsidiary), Picor Corporation (a Vicor subsidiary), and Great Wall Semiconductor Corporation are parties to the agreement.

The first product to result from this collaboration is a complete 300W AC-DC power system for flat-panel TVs. This high efficiency power system is very thin, measuring only 10mm in height, and features a footprint that is four times smaller than competitive products. This power system capability will allow Sanken and Vicor to enable the next wave of ultra-thin, large format, flat-panel TVs. Ultra-thin TVs should become available to consumers in the spring of 2009.

"Sanken Electric has been a leader in power supply solutions for the flat-panel TV industry for many years," said Sadatoshi Iijima, President of Sanken Electric. "Vicor's Factorized Power Architecture™ and its V-I Chip™ building blocks have reset the state-of-the-art in power system density, efficiency, and flexibility. By partnering with Vicor, Sanken gains access to proprietary power conversion technology which we can use to serve our many customers in this important market space."

"Sanken Electric is an expert manufacturer of power components with a tradition of excellence in automated manufacturing of cost-effective products for consumer electronics applications," said Patrizio Vinciarelli, CEO of Vicor. "Sanken is very well connected in Asia, and is committed to serving large customers in consumer markets with world-class technology, high volume manufacturing, and an integrated supply chain. Sanken is a great partner to penetrate the flat-panel display market with V-I Chips."

As part of the ongoing partnership, Sanken Electric and V-I Chip have agreed to enter into a Mutual Second Source Agreement to supply each other with V-I Chips manufactured in their respective facilities. Sanken will transfer V-I Chip assembly technology to its Ishikawa facility, where Sanken's first automated V-I Chip manufacturing line will be installed. Mutual second sourcing gives Sanken and V-I Chip a global presence that will facilitate adoption of V-I Chips in flat-panel displays and accelerate penetration of other markets, including Blade Computing and Automated Test Equipment. "Industry pioneers and early adopters that have embraced V-I Chips and Factorized Power to enable higher performance servers and test equipment will be able to source V-I Chips from factories in the US and Japan," noted Vinciarelli.

Under the partnership, Sanken's subsidiary PSI will continue to supply silicon wafers and advanced BCD technology to Picor, a Vicor subsidiary specializing in high performance ASICs, power management and low power products. In addition, Sanken, PSI, V-I Chip, and Picor will collaborate on advanced ASICs and systems for next generation power products. "PSI is primarily focused on high quality, low cost wafer manufacturing for the Sanken Group," said Zen Suzuki, CEO of PSI. "However, PSI is also an Advanced IC and Power Design Center for Sanken. Sanken and PSI will collaborate with Picor and V-I Chip to enable innovative ASICs and power products for our customers."

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, the pace of new design wins with early adopters and gaining broader product acceptance within Vicor's target markets, and plans to expand capacity with incremental investments in equipment. These statements are based upon Vicor's current expectations and estimates as to the prospective events and circumstances that may or may not be within Vicor's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor's Annual Report on Form 10-K for the year ended December 31, 2007, under Part I, Item I -- "Business," "-- Competition," "--Patents," and "--Licensing," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in Annual Report on Form 10-K should be read together with other reports and documents Vicor files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the communications, information technology, industrial control and military electronics markets.

For further information, contact Stephen Oliver, Vice President, V-I Chip Sales and Marketing (978) 470-2900. For information on Vicor and its products, please visit the company's website at www.vicorpower.com.

Vicor Corporation
25 Frontage Road
Andover, MA 01810-5413
Phone: 800-735-6200
www.vicorpower.com

Picor Corporation
51 Industrial Drive
North Smithfield, RI 02896
Phone: 401-235-1100
www.picorpower.com

V-I Chip Corporation
25 Frontage Road
Andover, MA 01810-5413
Phone: 800-735-6200
www.vicorpower.com/products/vichip/

Sanken Electric Co., Ltd.
3-6-3 Kitano, Niiza-shi, Saitama-ken
352-8666, Japan
Phone: 81-48-472-1111
www.sanken-ele.co.jp

Polar Semiconductor Inc.
2800 E. Old Shakopee Rd.
Bloomington, MN  55425-1350
Phone:  952-876-3000
www.polarfab.com